Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-157825, 333-159280, 333-124536, 333-113472, 333-102770, 333-82724, 333-82722, 333-57026, 333-54868, 333-52434, 333-35862, 333-133237, 333-147063 and 333-149834), the Registration Statement on Form S-1 and related Prospectus of Exelixis, Inc. (No. 333-152166), and the Registration Statement on Form S-3 and related Prospectus of Exelixis, Inc. (No. 333-158792) of our reports dated March 10, 2010 with respect to the consolidated financial statements of Exelixis, Inc. and the effectiveness of internal control over financial reporting of Exelixis, Inc., included in this Annual Report (Form 10-K) for the year ended January 1, 2010.

/s/ Ernst & Young LLP

Palo Alto, California

March 10, 2010